Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire Reports Fiscal 2024 Results

Affirms long-term growth target; issues fiscal 2025 earnings guidance

ST. LOUIS (Nov. 20, 2024) - Spire Inc. (NYSE: SR) today reported results for its fiscal year 2024 ended September 30. Highlights include:

•	Fiscal 2024 net income of $250.9 million ($4.19 per share) compared to $217.5 million ($3.85 per share) in fiscal 2023
•	Adjusted earnings* of $247.4 million ($4.13 per share) compared to $228.1 million ($4.05 per share) in fiscal 2023
•	Reaffirms long-term adjusted earnings per share (EPS) growth target of 5–7% and launches fiscal 2025 adjusted EPS guidance of $4.40 to $4.60

For fiscal 2024, Spire reported consolidated adjusted earnings per share of $4.13, $0.08 better than last year. Gas utility earnings benefitted from new rates and lower operation and maintenance expense, offset, in part, by lower Spire Missouri weather-driven usage and higher interest and depreciation expense. Midstream earnings grew as a result of new storage capacity, new contracts at higher rates and acquisitions. Gas Marketing earnings trailed last year due to very favorable market conditions in fiscal 2023 that did not recur.

“During fiscal 2024, despite the impacts of warm winter weather and rising interest expense, our team delivered solid financial and operating performance while providing affordable, reliable and safe energy to our customers,” said Steve Lindsey, president and chief executive officer of Spire. “Significant infrastructure investments and improved operational efficiency drove growth in our gas utilities during the year. In addition, Gas Marketing and Midstream continued to deliver solid results. We remain focused on continued execution of our strategy committed to capital-driven growth and operational excellence.”

Fiscal Year Results	Year Ended September 30,
	(Millions)		(Per Diluted Common Share)
Adjusted Earnings (Loss)* by Segment	2024	2023	2024	2023
Gas Utility	$220.8	$200.5
Gas Marketing	23.4	47.6
Midstream	33.5	14.1
Other	(30.3)	(34.1)
Total	$247.4	$228.1	$4.13	$4.05
All adjustments, including tax effects	3.5	(10.6)	0.06	(0.20)
Net Income	$250.9	$217.5	$4.19	$3.85
Weighted Average Diluted Shares Outstanding	56.3	52.6

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

The earnings per share comparison reflects higher weighted-average shares outstanding resulting from the issuance of 2.7 million shares in March 2024 related to the conversion of the equity units and 1.7 million shares in December 2023 related to the settlement of forward shares under the at-the-market equity program.

Adjusted earnings excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

Gas Utility fiscal 2024 adjusted earnings were $220.8 million, an increase from $200.5 million in the prior year. The year-over-year improvement reflected higher earnings across all utilities.

Contribution margin increased $63.4 million primarily due to the benefit of rates implemented at Spire Alabama and Spire Missouri, including higher ISRS revenues, and increased Spire Alabama usage net of weather mitigation. These favorable items were partially offset by lower Spire Missouri weather-driven usage net of weather mitigation.

After adjusting for a charge related to the launch of Spire’s customer affordability initiative, pension reclass and removal of bad debt expense, operation and maintenance expense was $12.9 million, or 2.9%, lower than the prior year due to a decline in operation and employee-related costs, partially offset by higher insurance costs.

Depreciation and amortization expense increased $19.2 million reflecting increased capital investment. Interest expense increased $7.4 million reflecting higher short-term rates and balances. The benefit of gas carrying costs credits decreased by $7.2 million.

Gas Marketing

Gas Marketing fiscal 2024 adjusted earnings were $23.4 million compared to $47.6 million in the prior year. The decrease in earnings reflects very favorable market conditions in fiscal 2023 that did not recur.

Midstream

Midstream fiscal 2024 adjusted earnings were $33.5 million, up from $14.1 million in the prior year. The year-over-year improvement was driven by higher storage earnings reflecting additional capacity and new contracts at higher rates effective for Spire Storage West. The segment also benefitted from the acquisition of MoGas and the inclusion of Salt Plains in adjusted earnings. These favorable items were partially offset by higher operations and maintenance expenses driven by larger scale and an increased level of storage activity, in addition to higher depreciation expense.

Other

Spire’s other activities reported a loss on an adjusted basis of $30.3 million in fiscal 2024 compared to a $34.1 million loss in the previous year. The year-over-year improvement reflects the benefit of an interest rate hedge settlement and lower corporate costs, partially offset by higher interest expense.

Guidance and Outlook

Spire’s long-term adjusted earnings per share growth target remains 5–7% using the original fiscal 2024 guidance midpoint of $4.35 per share as a base. Earnings per share growth is driven by an expected long-term 7–8% annualized rate base growth at Spire Missouri, reflecting our robust capital investment plan, and 6% equity growth at Spire Alabama and Spire Gulf. Spire expects fiscal 2025 adjusted EPS to be in a range of $4.40 to $4.60.

Our 10-year capital investment target of $7.4 billion extends through fiscal 2034 and is driven by increasing investment in infrastructure upgrades and new business at the Gas Utilities (98% of capital investment). Capital expenditures for fiscal 2025 are expected to be $790 million.

Fourth Quarter Results	Three Months Ended September 30,
	(Millions)		(Per Diluted Common Share)
Adjusted (Loss) Earnings* by Segment	2024	2023	2024	2023
Gas Utility	$(32.0)	$(34.0)
Gas Marketing	(0.3)	2.6
Midstream	13.4	2.5
Other	(8.7)	(8.7)
Total	$(27.6)	$(37.6)	$(0.54)	$(0.78)
All adjustments, including tax effects	1.7	6.5	0.03	0.12
Net Loss	$(25.9)	$(31.1)	$(0.51)	$(0.66)
Weighted Average Diluted Shares Outstanding	57.7	52.5

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Due to the seasonal nature of natural gas demand and the timing of regulatory recovery in our gas utility business, we typically incur a loss in our fiscal fourth quarter ended September 30. For fiscal 2024 fourth quarter, Spire reported a consolidated net loss of $25.9 million, or $(0.51) per share, compared with a net loss of $31.1 million, or $(0.66) per share, last year. On an adjusted earnings basis, the quarterly loss was $27.6 million, or $(0.54) per share, compared to a loss of $37.6 million, or $(0.78) per share in the year-ago period.

Gas Utility

Gas Utility reported a loss on an adjusted earnings basis during the quarter of $32.0 million compared to a loss of $34.0 million in the year-ago period. The improvement reflected an increase in contribution margin primarily due to higher Spire Missouri ISRS revenues and usage net of weather mitigation at Spire Missouri and Spire Alabama. Depreciation expense increased $4.5 million from last year reflecting increased capital investment. The benefit of carrying cost credits was $4.3 million lower, offset, in part, by a $1.7 million decrease in interest expense.

Gas Marketing

Gas Marketing reported a loss on an adjusted earnings basis during fiscal 2024 fourth quarter of $0.3 million compared to adjusted earnings of $2.6 million in the year-ago period. The comparison reflected less basis volatility this year.

Midstream

Midstream fiscal 2024 fourth quarter adjusted earnings were $13.4 million, up from $2.5 million in the year-ago period. The improvement was driven by higher storage earnings, reflecting additional capacity and new contracts at higher rates. The segment also benefitted from the acquisition of MoGas and the inclusion of Salt Plains in adjusted earnings. These favorable items were partially offset by higher operations and maintenance expenses driven by larger scale and higher depreciation expense.

Other

Spire’s other activities reported a loss on an adjusted basis of $8.7 million in both the fourth quarter of fiscal 2024 and the year-ago period. The comparison reflected lower corporate costs offset by higher interest expense in fiscal 2024 compared to the prior year.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2024 fourth quarter and full-year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Wednesday, November 20
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The call will also be webcast and can be accessed at Investors.SpireEnergy.com under the Events & presentations tab. A replay of the webcast will be available for one year beginning approximately one hour after the close of the call.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In millions, except per share amounts)	Three Months Ended September 30,		Year Ended September 30,
	2024	2023	2024	2023
Operating Revenues	$293.8	$310.4	$2,593.0	$2,666.3
Operating Expenses:
Natural gas	54.6	85.3	1,103.3	1,260.8
Operation and maintenance	112.2	127.9	507.4	517.6
Depreciation and amortization	71.1	65.8	278.4	254.8
Taxes, other than income taxes	36.1	35.3	215.6	214.5
Total Operating Expenses	274.0	314.3	2,104.7	2,247.7
Operating Income (Loss)	19.8	(3.9)	488.3	418.6
Interest Expense	49.5	48.2	201.1	185.7
Other (Expense) Income, Net	(4.8)	4.1	22.4	23.4
(Loss) Income Before Income Taxes	(34.5)	(48.0)	309.6	256.3
Income Tax (Benefit) Expense	(8.6)	(16.9)	58.7	38.8
Net (Loss) Income	(25.9)	(31.1)	250.9	217.5
Provision for preferred dividends	3.7	3.7	14.8	14.8
(Loss) income allocated to participating securities	—	(0.1)	0.3	0.3
Net (Loss) Income Available to Common Shareholders	$(29.6)	$(34.7)	$235.8	$202.4

Weighted Average Number of Shares Outstanding:
Basic	57.7	52.5	56.1	52.5
Diluted	57.7	52.5	56.3	52.6

Basic (Loss) Earnings Per Share	$(0.51)	$(0.66)	$4.20	$3.86
Diluted (Loss) Earnings Per Share	(0.51)	(0.66)	4.19	3.85
Dividends Declared Per Common Share	0.755	0.72	3.02	2.88

Condensed Consolidated Balance Sheets – Unaudited

(In millions)	September 30,	September 30,
	2024	2023
ASSETS
Utility Plant	$8,779.1	$8,210.1
Less: Accumulated depreciation and amortization	2,535.8	2,431.2
Net Utility Plant	6,243.3	5,778.9
Other Property and Investments	1,070.6	731.1
Current Assets:
Cash and cash equivalents	4.5	5.6
Accounts receivable, net	277.4	288.5
Inventories	263.9	279.5
Other	225.5	503.3
Total Current Assets	771.3	1,076.9
Deferred Charges and Other Assets:
Goodwill	1,171.6	1,171.6
Other deferred charges and other assets	1,603.9	1,555.1
Total Deferred Charges and Other Assets	2,775.5	2,726.7
Total Assets	$10,860.7	$10,313.6

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0
Common stock and paid-in capital	1,959.9	1,669.7
Retained earnings	1,018.7	958.0
Accumulated other comprehensive income	12.1	47.6
Total Shareholders' Equity	3,232.7	2,917.3
Temporary equity	8.6	16.5
Long-term debt (less current portion)	3,704.4	3,554.0
Total Capitalization	6,945.7	6,487.8
Current Liabilities:
Current portion of long-term debt	42.0	156.6
Notes payable	947.0	955.5
Accounts payable	237.2	253.1
Accrued liabilities and other	477.7	390.2
Total Current Liabilities	1,703.9	1,755.4
Deferred Credits and Other Liabilities:
Deferred income taxes	808.4	743.7
Other deferred credits and other liabilities	1,402.7	1,326.7
Total Deferred Credits and Other Liabilities	2,211.1	2,070.4
Total Capitalization and Liabilities	$10,860.7	$10,313.6

Condensed Consolidated Statements of Cash Flows – Unaudited

(In millions)	Year Ended September 30,
	2024	2023
Operating Activities:
Net income	$250.9	$217.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	278.4	254.8
Deferred income taxes and investment tax credits	57.0	36.9
Changes in assets and liabilities	317.8	(82.0)
Other	8.3	13.0
Net cash provided by operating activities	912.4	440.2

Investing Activities:
Capital expenditures	(861.3)	(662.5)
Business acquisition, net of cash acquired	(175.9)	(37.0)
Other	10.0	4.0
Net cash used in investing activities	(1,027.2)	(695.5)

Financing Activities:
Issuance of long-term debt	495.0	755.0
Repayment of long-term debt	(456.6)	(281.2)
Repayment of short-term debt, net	(8.5)	(82.0)
Issuance of common stock	287.0	41.9
Dividends paid on common stock	(167.1)	(150.7)
Dividends paid on preferred stock	(14.8)	(14.8)
Other	(11.1)	(7.6)
Net cash provided by financing activities	123.9	260.6

Net Increase in Cash, Cash Equivalents, and Restricted Cash	9.1	5.3
Cash, Cash Equivalents, and Restricted Cash at Beginning of Year	25.8	20.5
Cash, Cash Equivalents, and Restricted Cash at End of Year	$34.9	$25.8

Adjusted Earnings and Reconciliation to GAAP

(In millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended September 30, 2024
Net (Loss) Income [GAAP]	$(32.4)	$2.0	$13.2	$(8.7)	$(25.9)	$(0.51)
Adjustments, pre-tax:
Fair value and timing adjustments	(0.1)	(3.1)	—	—	(3.2)	(0.06)
Acquisition and restructuring activities	0.6	—	0.2	0.1	0.9	0.02
Income tax effect of adjustments (1)	(0.1)	0.8	—	(0.1)	0.6	0.01
Adjusted (Loss) Earnings [Non-GAAP]	$(32.0)	$(0.3)	$13.4	$(8.7)	$(27.6)	$(0.54)

Three Months Ended September 30, 2023
Net (Loss) Income [GAAP]	$(33.5)	$10.2	$0.9	$(8.7)	$(31.1)	$(0.66)
Adjustments, pre-tax:
Fair value and timing adjustments	(0.7)	(10.1)	—	—	(10.8)	(0.20)
Acquisition activities	—	—	2.0	—	2.0	0.04
Income tax effect of adjustments (1)	0.2	2.5	(0.4)	—	2.3	0.04
Adjusted (Loss) Earnings [Non-GAAP]	$(34.0)	$2.6	$2.5	$(8.7)	$(37.6)	$(0.78)

Year Ended September 30, 2024
Net Income (Loss) [GAAP]	$217.0	$32.7	$31.7	$(30.5)	$250.9	$4.19
Adjustments, pre-tax:
Fair value and timing adjustments	—	(12.4)	—	—	(12.4)	(0.22)
Acquisition and restructuring activities	5.0	—	2.3	0.3	7.6	0.14
Income tax effect of adjustments (1)	(1.2)	3.1	(0.5)	(0.1)	1.3	0.02
Adjusted Earnings (Loss) [Non-GAAP]	$220.8	$23.4	$33.5	$(30.3)	$247.4	$4.13

Year Ended September 30, 2023
Net Income (Loss) [GAAP]	$200.5	$39.1	$12.0	$(34.1)	$217.5	$3.85
Adjustments, pre-tax:
Fair value and timing adjustments	—	11.4	—	—	11.4	0.21
Acquisition activities	—	—	2.5	—	2.5	0.05
Income tax effect of adjustments (1)	—	(2.9)	(0.4)	—	(3.3)	(0.06)
Adjusted Earnings (Loss) [Non-GAAP]	$200.5	$47.6	$14.1	$(34.1)	$228.1	$4.05

(1) Income tax effect is calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Adjusted earnings (formerly known as net economic earnings) per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended September 30, 2024
Operating (Loss) Income [GAAP]	$(0.5)	$1.7	$18.7	$(0.1)	$—	$19.8
Operation and maintenance expenses	100.1	3.3	8.7	4.5	(4.4)	112.2
Depreciation and amortization	67.3	0.4	3.3	0.1	—	71.1
Taxes, other than income taxes	34.8	0.3	0.9	0.1	—	36.1
Less: Gross receipts tax expense	(14.7)	—	—	—	—	(14.7)
Contribution Margin [Non-GAAP]	$187.0	$5.7	$31.6	$4.6	$(4.4)	$224.5

Three Months Ended September 30, 2023
Operating (Loss) Income [GAAP]	$(16.3)	$12.6	$3.2	$(3.4)	$—	$(3.9)
Operation and maintenance expenses	110.9	3.2	10.4	7.5	(4.1)	127.9
Depreciation and amortization	62.8	0.5	2.4	0.1	—	65.8
Taxes, other than income taxes	34.1	0.1	1.0	0.1	—	35.3
Less: Gross receipts tax expense	(15.1)	(0.1)	—	—	—	(15.2)
Contribution Margin [Non-GAAP]	$176.4	$16.3	$17.0	$4.3	$(4.1)	$209.9

Year Ended September 30, 2024
Operating Income (Loss) [GAAP]	$400.6	$41.2	$48.2	$(1.7)	$—	$488.3
Operation and maintenance expenses	452.8	18.2	34.7	18.7	(17.0)	507.4
Depreciation and amortization	263.6	1.5	12.8	0.5	—	278.4
Taxes, other than income taxes	210.2	1.4	3.9	0.1	—	215.6
Less: Gross receipts tax expense	(128.0)	(0.2)	—	—	—	(128.2)
Contribution Margin [Non-GAAP]	1,199.2	62.1	99.6	17.6	(17.0)	1,361.5
Natural gas costs	1,110.7	36.9	1.1	—	(45.4)	1,103.3
Gross receipts tax expense	128.0	0.2	—	—	—	128.2
Operating Revenues	$2,437.9	$99.2	$100.7	$17.6	$(62.4)	$2,593.0

Year Ended September 30, 2023
Operating Income (Loss) [GAAP]	$350.8	$49.3	$24.3	$(5.8)	$—	$418.6
Operation and maintenance expenses	461.8	19.4	30.5	21.9	(16.0)	517.6
Depreciation and amortization	244.4	1.5	8.4	0.5	—	254.8
Taxes, other than income taxes	210.3	1.2	2.9	0.1	—	214.5
Less: Gross receipts tax expense	(131.5)	(0.3)	—	—	—	(131.8)
Contribution Margin [Non-GAAP]	1,135.8	71.1	66.1	16.7	(16.0)	1,273.7
Natural gas costs	1,189.6	107.7	—	—	(36.5)	1,260.8
Gross receipts tax expense	131.5	0.3	—	—	—	131.8
Operating Revenues	$2,456.9	$179.1	$66.1	$16.7	$(52.5)	$2,666.3